Exhibit 10.2
SEVENTEENTH AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT
This Seventeenth Amendment to Amended and Restated Credit Agreement (the “Amendment”), is made this 2nd day of December, 2018 among CROCS, INC., a corporation organized under the laws of the State of Delaware (“Crocs”), CROCS RETAIL, LLC, a limited liability company organized under the laws of the State of Colorado (“Retail”), JIBBITZ, LLC, a limited liability company organized under the laws of the State of Colorado (“Jibbitz” together with Crocs, Retail and each other Person joined as a borrower from time to time to the Credit Agreement (as defined below), collectively “Borrowers” and each a “Borrower”), the Lenders who have executed this Amendment (the “Lenders”), KEYBANK NATIONAL ASSOCIATION, as syndication agent, and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Administrative Agent”). All capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the below-defined Credit Agreement, as amended hereby.
BACKGROUND
A.    On December 16, 2011, Borrowers, Lenders and Administrative Agent entered into, inter alia, that certain Amended and Restated Credit Agreement (as same has been or may hereafter be amended, modified, renewed, extended, restated or supplemented from time to time, including without limitation as amended by that certain First Amendment to Amended and Restated Credit Agreement by and among the parties hereto dated as of December 10, 2012, that certain Second Amendment to Amended and Restated Credit Agreement by and among the parties hereto dated as of June 12, 2013, that certain Third Amendment to Amended and Restated Credit Agreement by and among the parties hereto dated as of December 27, 2013, that certain Fourth Amendment to Amended and Restated Credit Agreement by and among the parties hereto dated as of March 27, 2014, that certain Fifth Amendment to Amended and Restated Credit Agreement by and among the parties hereto dated as of September 26, 2014, that certain Sixth Amendment to Amended and Restated Credit Agreement by and among the parties hereto dated as of April 2, 2015, that certain Seventh Amendment to Amended and Restated Credit Agreement by and among the parties hereto dated as of April 21, 2015, that certain Eighth Amendment to Amended and Restated Credit Agreement by and among the parties hereto dated as of September 1, 2015, that certain Ninth Amendment to Amended and Restated Credit Agreement by and among parties hereto dated as of November 3, 2015, that certain Tenth Amendment to Amended and Restated Credit Agreement by and among the parties hereto dated as of December 24, 2015, that certain Eleventh Amendment to Amended and Restated Credit Agreement by and among the parties hereto dated as of February 18, 2016, that certain Twelfth Amendment to Amended and Restated Credit Agreement by and among the parties hereto dated as of June 13, 2016, that certain Thirteenth Amendment to Amended and Restated Credit Agreement by and among the parties hereto dated as of November 22, 2016, that certain Fourteenth Amendment to Amended and Restated Credit Agreement by and among the parties hereto dated as of October 13, 2017, that certain Fifteenth Amendment to Amended and Restated Credit Agreement by and among the parties hereto dated as of February 22, 2018 and that certain Sixteenth Amendment to Amended and Restated Credit Agreement by and among the parties hereto dated as of November 5, 2018, the “Credit Agreement”) to reflect certain financing arrangements among the parties thereto.
B.    Borrowers have requested, and Administrative Agent and Lenders have agreed, to modify certain terms and provisions of the Credit Agreement, in each case, on the terms and subject to the conditions contained in this Amendment.
NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
Section 1.Amendments to Credit Agreement. Upon the Effective Date (as defined below):
(m)    Definitions. The following definitions contained in Section 1.2 of the Credit Agreement shall be amended and restated in their entirety as follows:
Applicable Commitment Fee Rate shall mean (a) if the Revolving Facility Usage is greater than fifty percent (50%) of the aggregate Revolving Commitments, an amount equal to one quarter of one percent (0.25%) and (b) if the Revolving Credit Usage is less than or equal to fifty percent (50%) of the aggregate Revolving Commitments, an amount equal to three eighths of one percent (0.375%).
Applicable Margin shall mean (a) from December 2, 2018 through and including the first Adjustment Date, (i) an amount equal to one and three quarters of one percent (1.75%) for Revolving Credit Loans accruing interest at the LIBOR Rate, and (ii) an amount equal to three quarters of one percent (0.75%) for Revolving Credit Loans accruing interest at the Base Rate and Swing Loans, and (b) effective as of the date on which the annual financial statements of the Loan Parties and related Compliance Certificate required under Section 8.3.2 hereof for the fiscal year ending December 31, 2018 are due to be delivered and thereafter on the date on which the annual or quarterly financial statements of the Loan Parties and related Compliance Certificate are required under Sections 8.3.1 or 8.3.2 hereof for each fiscal period thereafter, as applicable, are due to be delivered (each day on which such delivery is due, an “Adjustment Date”), the Applicable Margin for Revolving Credit Loans shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table below corresponding to the Leverage Ratio as of the last day of the most recently completed fiscal quarter prior to the applicable Adjustment Date:

Leverage Ratio	Applicable Margin for Base Rate and Swing Loans	Applicable margin for LIBOR Rate Loans
Less than 1.00 to 1.00	—%	1%
Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	1%	2%
Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	1%	2%
Greater than or equal to 2.00 to 1.00	1%	2%
If the Loan Parties shall fail to deliver the financial statements, certificates and/or other information required under Sections 8.3.1 or 8.3.2 hereof by the dates required pursuant to such sections, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such financial statements, certificates and/or other information, at which time the Applicable Margin will be adjusted based upon the Leverage Ratio reflected in such financial statements and the applicable Compliance Certificate. Any increase in interest rates payable by the Loan Parties under this Agreement and the Loan Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates resulting from the occurrence of any Event of Default and/or the effectiveness of the default rate provisions of Section 4.3 hereof.
If, as a result of any restatement of, or other adjustment to, the financial statements of the Loan Parties or for any other reason, Administrative Agent determines that (a) the Leverage Ratio as previously calculated as of any applicable date for any applicable period was inaccurate, and (b) a proper calculation of the Leverage Ratio for any such period would have resulted in a different Applicable Margin for such period, then (i) if the proper calculation of the Leverage Ratio would have resulted in a higher interest rate for such period, automatically and immediately without the necessity of any demand or notice by Administrative Agent or any other affirmative act of any party, the interest accrued on the applicable outstanding Revolving Credit Loans for such period under the provisions of this Agreement and the Loan Documents shall be deemed to be retroactively increased by, and the Loan Parties shall be obligated to immediately pay to Administrative Agent for the ratable benefit of Lenders an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of the Leverage Ratio would have resulted in a lower interest rate for such period, then the interest accrued on the applicable outstanding Revolving Credit Loans for such period under the provisions of this Agreement and the Loan Documents shall be deemed to remain unchanged, and Administrative Agent and Lenders shall have no obligation to repay interest to the Loan Parties; provided, that, if as a result of any restatement or other event or other determination by Administrative Agent a proper calculation of the Leverage Ratio would have resulted in a higher interest rate for one or more periods and a lower interest rate for one or more other periods (due to the shifting of income or expenses from one period to another period or any other reason), then the amount payable by the Loan Parties pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amounts of interest actually paid for such periods.
Cash Dominion Period shall mean any period (a) commencing on the date that Revolver Availability is less than the greater of (i) $25,000,000 and (ii) ten percent (10%) of the aggregate Revolving Commitments, in each case for five consecutive days and (b) ending on the first date thereafter on which (i) Revolver Availability is greater than the greater of (X) $25,000,000 and (Y) ten percent (10%) of the aggregate Revolving Commitments, and (ii) average Revolver Availability (measured for the 30 consecutive days then ending) has been equal to or greater than (X) $25,000,000 and (Y) ten percent (10%) of the aggregate Revolving Commitments.
Fixed Charge Coverage Ratio shall mean, with respect to any fiscal period, the ratio of (a) Consolidated EBITDA, minus Unfunded Capital Expenditures made during such period, minus distributions (including tax distributions) and dividends made during such period (excluding any dividends or distributions paid in accordance with Sections 8.2.5(iii) and (iv) hereof), minus cash taxes paid during such period, in each case, of the Borrowers on a Consolidated Basis, to (b) all Fixed Charges made during such period.
(n)    Increase in Revolving Credit Commitments. Section 2.10.1(iii) of the Credit Agreement shall be amended and restated in its entirety as follows:
(iii)    Aggregate Revolving Credit Commitments. The aggregate increase of the Revolving Credit Commitments shall not exceed $50,000,000.
(o)    Dividends and Related Distributions. Sections 8.2.5(iii) and (iv) of the Credit Agreement shall be amended and restated in their entirety as follows:
(iii)    purchases, redemptions or retirements of equity interests of any Borrower, in an amount not to exceed $250,000,000 in any fiscal year (excluding any purchases, redemptions or retirements of equity interests of Crocs pursuant to Section 8.2.5(iv) below) so long as (a) no Potential Default or Event of Default has occurred and is continuing or would occur, and (b) Borrowers’ Revolver Availability would be not less than $50,000,000, in each case, after giving effect to such purchase, redemption or retirement; provided that the aggregate amount of all such purchases, redemptions or retirements does not exceed $800,000,000 in the aggregate since January 1, 2014

(excluding any purchases, redemptions or retirements of equity interests of Crocs pursuant to Section 8.2.5(iv) below);
(iv)    purchases, redemptions or retirements of equity interests of Crocs held by Blackstone Capital Partners VI L.P. or its Affiliates or permitted transferees, in an amount not to exceed $200,000,000 in the aggregate so long as no Potential Default or Event of Default has occurred and is continuing or would occur; and
(p)    Capital Expenditures and Leases. Section 8.2.13 of the Credit Agreement shall be amended and restated in its entirety as follows:
8.2.13    Capital Expenditures and Leases. Each of the Loan Parties shall not, and shall not permit any of their Subsidiaries to, contract for, purchase or make any expenditure or commitments for Capital Expenditures in an aggregate amount for all Loan Parties in excess of $70,000,000 per fiscal year.
(q)    Maximum Leverage Ratio. Section 8.2.15 of the Credit Agreement shall be amended and restated in its entirety as follows:
8.2.15    Maximum Leverage Ratio. Cause to be maintained as of the last day of any fiscal quarter for which a Covenant Triggering Event has occurred, a Leverage Ratio of the Loan Parties of not more than the ratio set forth below opposite the applicable measurement date:

Measurement Date	Maximum Leverage Ratio
December 31, 2018 and March 31, 2019	3.00 to 1.00
June 30, 2019	2.75 to 1.00
September 30, 2019 and the last day of each fiscal quarter thereafter	2.50 to 1.00

(r)    Commitments of Lenders and Addresses for Notices. Schedule 1.1(B) to the Credit Agreement shall be deleted in its entirety and replaced with Schedule 1.1(B) attached to this Amendment.
Section 2.    Acknowledgment of Guarantors. With respect to the amendments to the Credit Agreement effected by this Amendment, each Guarantor signatory hereto hereby acknowledges and agrees to this Amendment and confirms and agrees that its Guaranty Agreement (as modified and supplemented in connection with this Amendment) and any other Loan Document to which it is a party is and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that, upon the effectiveness of, and on and after the date of this Amendment, each reference in such Guaranty or Loan Document to the Credit Agreement, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended or modified by this Amendment. Although Administrative Agent and the Consenting Lenders have informed the Guarantors of the matters set forth above, and the Guarantors have acknowledged the same, each Guarantor understands and agrees that neither Administrative Agent nor any Lender has any duty under the Credit Agreement, the Guaranty Agreements or any other Loan Document to so notify any Guarantor or to seek such an acknowledgement, and nothing contained herein is intended to or shall create such a duty as to any transaction hereafter.
Section 3.    Conditions Precedent. This Amendment shall be effective upon satisfaction of the following conditions (the date of such satisfaction, the “Effective Date”):
(m)     Agent’s receipt of this Amendment fully executed by the Borrowers, the Guarantors, Administrative Agent and Lenders;
(n)    Administrative Agent shall have received a Revolving Credit Notes in favor of each Lender evidencing the increase of the Revolving Credit Commitments set forth herein;
(o)     Administrative Agent and each Lender shall have received any information and/or documentation reasonably requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act;
(p)    Administrative Agent shall have received an amendment fee of $200,000, to be allocated to each Lender pro rata based on the amount of the increase of such Lender’s Revolving Credit Commitment (or, with respect to any new Lender, the amount of such Lender’s new Revolving Credit Commitment) pursuant to this Amendment, which fee shall be fully earned and non-refundable upon execution of this Amendment by the Lenders; and
(q)    Administrative Agent shall have received a fee letter fully executed by the Borrowers.
Section 4.    Representations and Warranties. Each Loan Party:
(m)    reaffirms all representations and warranties made to Administrative Agent and Lenders under the Credit Agreement and all of the other Loan Documents and confirms that all are true and correct in all material respects as of the date hereof (except (i) to the extent any such representations and warranties specifically relate to a specific date, in which case such representations and warranties were true and correct in all material respects on and as of such other specific date, and (ii) to the extent any such representations and warranties are qualified by materiality, in which case such representations and warranties were true and correct in all respects);

(n)    reaffirms all of the covenants contained in the Credit Agreement, covenants to abide thereby until satisfaction in full of the Obligations and termination of the Credit Agreement and the other Loan Documents;
(o)    represents and warrants to the Administrative Agent and the Lenders that no Potential Default or Event of Default has occurred and is continuing under any of the Loan Documents or will result from this Amendment;
(p)    represents and warrants to the Administrative Agent and the Lenders that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary limited liability company or corporate action, as applicable, and that the officers executing this Amendment on its behalf were similarly authorized and empowered, and that this Amendment does not contravene any provisions of its certificate of incorporation or formation, operating agreement, bylaws, or other formation documents, as applicable, or of any contract or agreement to which it is a party or by which any of its properties are bound; and
(q)    represents and warrants to the Administrative Agent and the Lenders that this Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith, are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.
Section 5.    General Provisions.
(m)    Payment of Expenses. Borrowers shall pay or reimburse Administrative Agent for its reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.
(n)    Reaffirmation. Except as modified by the terms hereof, all of the terms and conditions of the Credit Agreement, as amended, and all of the other Loan Documents are hereby reaffirmed by each Loan Party and shall continue in full force and effect as therein written.
(o)    Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.
(p)    Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(q)    Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.
(r)    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York.
(s)    Counterparts. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission or PDF shall be deemed to be an original signature hereto.
Section 6.    Existing Revolving Credit Notes. Administrative Agent and Lenders shall, upon request from Borrowers, return the existing Revolving Credit Notes to Borrower or provide Borrower with a receipt of an affidavit of an officer of the Administrative Agent or applicable Lender and an indemnity related thereto as to the loss, theft, destruction or mutilation of such Revolving Credit Note in each case as reasonably acceptable to Borrowers
(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.
BORROWERS:

CROCS, INC. By: /s/ Anne Mehlman___________________ Name: Anne Mehlman Title: Executive Vice President and Chief Financial Officer

CROCS RETAIL, LLC By: /s/ Anne Mehlman___________________ Name: Anne Mehlman Title: Manager

JIBBITZ, LLC By: /s/ Anne Mehlman___________________ Name: Anne Mehlman Title: Manager

GUARANTORS: WESTERN BRANDS HOLDING COMPANY, LLC By: /s/ Anne Mehlman___________________ Name: Anne Mehlman Title: Manager

PNC BANK, NATIONAL ASSOCIATION,
as a Lender and as Administrative Agent

By: /s/ Steve C. Roberts__________________
Name: Steve C. Roberts
Title: Senior Vice President

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By: /s/ Dru S. Chiesa_____________________
Name: Dru S. Chiesa
Title: Senior Vice President

HSBC BANK USA, N.A.,
as a Lender

By: /s/ Zhiyan Zeng_______________________
Name: Zhiyan Zeng
Title: Vice President

BANK OF AMERICA, N.A.
as a Lender

By: /s/ John Sletten______________________
Name: John Sletten
Title: Vice President

SCHEDULE 1.1(B)
COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 1 - Commitments of Lenders and Addresses for Notices to Lenders

Lender	Amount of Commitment for Revolving Credit Loans	Commitment	Ratable Share
PNC Bank, National Association 350 South Grand Avenue, Suite 3850 Los Angeles, CA 90071 Attention: Steve Roberts Telephone: 626-432-6128 Facsimile: 626-432-4589	$95,000,000	$95,000,000	38%
KeyBank National Association
Commercial Banking 1675 Broadway, Suite 300 Denver, CO 80202 Attention: Dru Steinly-Chiesa
Facsimile: 720-904-4515 Telephone: 720-904-4509	$65,000,000	$65,000,000	26%
Bank of America, N.A. 370 Seventeenth Street, Suite 5195 Denver, CO 80202 Attn: John Sletten Telephone: 303-825-7588 Fax: 206-585-9043	$50,000,000 $40,000,000	$50,000,000 $40,000,000	20% 16%
TOTAL	$250,000,000	$250,000,000	100%

SCHEDULE 1.1(B)
COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 2 - Addresses for Notices to Administrative Agent, Borrower and Guarantors:
ADMINISTRATIVE AGENT
PNC Bank, National Association
350 South Grand Avenue, Suite 3850
Los Angeles, CA 90071
Attention: Steve Roberts
Telephone:    626-432-6128
Telecopy:    626-432-4589
With a Copy To:
Agency Services, PNC Bank, National Association
Mail Stop: P7-PFSC-04-I
Address: 500 First Avenue
Pittsburgh, PA 15219
Attention:    Agency Services
Telephone:    412-762-6442
Telecopy:    412-762-8672
BORROWER:
Crocs, Inc.
7477 East Dry Creek Parkway
Niwot, CO 80503
Attention: William Plon
Telephone:    303-848-7461
Email:    WPlon@Crocs.com
With a copy to:
Perkins Coie LLP
1900 Sixteenth Street, Suite 1400
Denver, CO 80202
Attention: Jason Day
Telephone: (303) 291-2362
Facsimile: (303) 291-2400

SCHEDULE 1.1(B) -